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                                                                   EXHIBIT 20.1

                   PARTNERS FIRST CREDIT CARD MASTER TRUST
                     EXCESS SPREAD ANALYSIS - MARCH 2002

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Series                          1998-3
Deal Size                       $750 MM
Expected Maturity                 07/15/03
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Yield                               20.30%
Less Coupon                          2.02%
     Servicing Fee                   2.00%
     Net Credit Losses               9.40%
Excess Spread:
     March-02                        6.88%
     February-02                     4.10%
     January-02                      4.64%
Three month Average Excess Spread    5.21%

Delinquencies:
     30 to 59 Days                   1.64%
     60 to 89 Days                   1.15%
     90 + Days                       2.55%
     Total                           5.34%

Payment Rate:                       10.10%